THIS AMENDING AGREEMENT dated the 26th day of February, 2008

BETWEEN:

                                               CROMBIE DEVELOPMENTS LIMITED
                                               (Hereinafter called the “Landlord”)

OF THE FIRST PART

- and -

                                               FLAGSTONE MANAGEMENT SERVICES (HALIFAX) LIMITED
                                               (Hereinafter called the “Tenant”)

OF THE SECOND PART

WHEREAS the Landlord and the Tenant entered Into a Lease dated the 26th day of July, 2005 between Crombie Developments Limited, as Landlord, and West End Capital Services (Halifax) Limited, as Tenant (the “Original Lease”), whereby the Tenant changed its name to Flagstone Management Services (Halifax) Limited, which Original Lease was amended by Amending Agreements dates August 16, 2005, March 20, 2006, May 1, 2006, October 18, 2006, November 20, 2006, January 24, 2007, May 18, 2007 and May 19, 2007 (the "Amendments") and an Amending Agreement/Renewal Agreement dated December 3, 2007, and collectively the Original Lease and Amendments and the Amending Agreement/Renewal Agreement are herein referred to as the "Lease".

AND WHEREAS the Landlord and the Tenant wish to amend the Lease to reflect the addition to the Demised Premises of 5,921 certified square feet located in Duke Tower (the "Duke Tower Expansion Area"), being that area outlined in green on the plan annexed hereto as Schedule "A-10", thereby increasing the Demised Premises from 14,449 square feet to 20,370 square feet, being that area outlined in red on the plan annexed hereto as Schedules "A-9" and "A-10", to take effect on the 21st day of April, 2008.

WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto respectively covenant and agree each with the other as follows:

1.                                            Page 1, Article 1.01 (a), Area of Premises, of the Lease is amended effective on the 21st day of April, 2008 by deleting the present article and substituting therefor the following:

AREA OF PREMISES
14,449 square feet located on the 7th floor of Cogswell Tower as outlined on Schedule "A-9" of the Amending/Renewal Agreement dated December 3, 2007; and 5,921 certified square feet located on the 2nd floor of Duke Tower, as outlined on Schedule "A-10", annexed hereto.

2.                                            Page 1, Article 1.01 (c), Minimum Rent, of the Lease is amended effective on the 21st day of April, 2008 by deleting the present article and substituting therefor the following:

MINIMUM RENT	On 14,449 square feet of Cogswell Tower Commencing March 1, 2008 and ending July 31, 2014 - Twelve Dollars and thirty-five cents ($12.35) per square foot per annum; plus HST; and

On 5,921 square feet of Duke Tower - Commencing April 21, 2008 and ending July 31, 2014 - Fourteen dollars and twenty-five cents ($14.25) per square foot per annum.

3.	Page 2, Article 15.01, Fixturing Period, of the Lease is amended effective on the 21st day of April, 2008 by adding the following to the present article:

FIXTURING PERIOD
On the Duke Tower Expansion Area, the Landlord and the Tenant hereby covenant and agree that the Tenant shall have a Fixturing Period commencing on or before March 1, 2008 and expiring on April 20, 2008.  It is agreed and understood that the Tenant shall be provided vacant possession of the Expansion Area.  During this period, the Tenant shall not be responsible for the payment of Minimum and Additional Rents.  The Tenant shall however be responsible for the payment of utilities consumed on the Premises during this Fixturing Period, cleaning and business taxes.

During the Fixturing Period, the Tenant shall do all the Tenant's Work within the confines of the Demised Premises, shall comply with all rules and regulations set by the Landlord for the conduct of such work, and shall be subject to all the terms and conditions of the Lease, including the provisions relating to the liability of the Tenant for its acts or omissions or the acts or omissions of its servants, agents or employees, and shall indemnify and save harmless the Landlord with respect thereto.  Should the Tenant complete it's Tenant's Work prior to April 20, 2008, Tenant shall have the right to occupy the Premises for business purposes under the terms of the Fixturing Period herein.

4.	Page 26. Article 13.02, Relocation, of the Lease is amended effective on the 21st day of April, 2008 by adding the following to the present article:

RELOCATION
On the Duke Tower Expansion Area, the Landlord and the Tenant hereby covenant and agree that the Landlord, acting reasonably, shall have the option at any time during the Term of the Lease, and upon one hundred twenty (120) days prior written notice to the Tenant, to relocate the Tenant to Alternate Premises of similar size and condition as the existing Premises (the "Alternate Premises").  All Leasehold Improvements and reasonable moving costs required to bring Alternate Premises to a similar condition as the existing Premises shall be done at the sole cost and expense of the Landlord.  The Landlord covenants to arrange the relocation of the Tenant's property and equipment at a time and in such a manner as not to substantially interfere with the Tenant's business operations.  If the Alternate Premises are larger in area, the Tenant shall pay rent based on the square footage of the Premises as outlined herein.

5.	The Lease is amended effective on the 21st day of April, 2008 by adding Schedule "A-10", annexed hereto.

6.	Schedule "B-1", annexed hereto, shall be added to the Lease effective on the 21st day of April, 2008.

7.	Schedules "D-1" and "E-1", Taxes and Operating Costs, annexed hereto, shall be added to the Lease effective on the 21st day of April, 2008.

8.                                           On the Duke Tower Expansion Area – The Landlord covenants and agrees that the following shall be excluded from the proportionate share of Operating Costs payable by the Tenant:

i) premise cleaning;
ii) Base Building HVAC; and
iii) Electricity, which shall be separately metered, separately billed and payable by the Tenant at its sole responsibility.

The Tenant's proportionate share of Operating Costs for this 5,921 square feet is estimated at $8.05 per square foot per annum for the Year 2008.

The Tenant acknowledges the Landlord is not providing premise cleaning and Base Building HVAC to this space. In addition, the Tenant shall be responsible for maintenance, repair and replacement of all mechanical and electrical systems dedicated to the Premises.

9.	The Lease is amended effective on the 21st day of April, 2008 by adding Schedule "C-10", annexed hereto.

10.                                         Schedule "I", Existing Premise Equipment Duke Tower Expansion Area, annexed hereto, shall be added to the Lease effective on the 21" day of April, 2008.

11.                                         Article 13 and Schedule "H", Leasehold Allowance, of the Amending Agreement/Renewal Agreement dated December 3, 2007 does not apply to the Duke Tower Expansion Area.

12.                                         Page 28, Article 13.13, Commissions, of the Lease is amended effective on the 21st day of April, 2008 adding the following:

COMMISSIONS
On the Duke Tower Expansion Area, the Landlord hereby agrees to pay Partners Global Corporate Real Estate Inc., in consideration for the procuring of this Agreement, a Consultant's Fee comprising sum of Three dollars and zero cents ($3.00) per square foot of rentable leased by the Tenant (5,921 square feet).  The commission shall be calculated on the gross rentable area of the Premises.  Upon the date the Tenant and Landlord have executed a binding Lease Amending agreement, said commission plus applicable tax on such commission is then due and payable.

13.                                         All other terms and conditions of the Lease shall, save for Paragraph(s) 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12 hereof, remain the same and unaltered and shall continue in full force and effect.

14.                                          This Amending Agreement is incorporated in and made an integral part of the Lease and shall therefore be subject to its terms and conditions in the same manner as if the amendments herein were original clauses of the Lease.

IN WITNESS WHEREOF the Parties hereto have properly executed These Presents the day and year first above written.

SIGNED, SEALED AND DELIVERED in the presence of Witness

CROMBIE DEVELOPMENTS LIMITED
(the "Landlord")

_______________________________

_______________________________

FLAGSTONE MANAGEMENT SERVICES (HALIFAX) LIMITED
(the "Tenant")

______________________________

                             Director

SCHEDULE “A-9”

Initial Landlord

Tenant

SCHEDULE "B-1"

DUKE TOWER
5251 DUKE STREET
HALIFAX, NS

LEGAL DESCRIPTION

ALL that certain lot, piece or parcel of land situate, lying and being in the City of Halifax, bounded by Duke Street, Market Street, Cogswell Street and Barrington Street, as shown bordered in red on plan entitled, ''Scotia Square Boundary of Stages 2, 3, 4, 5, 6, 7, 8, and 9", dated January 26, 1970, and being on file in the office of the City Engineer for the City of Halifax, at City Hall, Halifax as Plan No. TT-10-17910; the said land being more particularly described as follows:

BEGINNING at a point on the western official street line of Barrington Street distant northwardly ten feet (10') from the point of intersection of the said western official street line of Barrington Street and the official northern street line of Duke Street.

THENCE southwestwardly by an internal angle of one hundred and thirty-four degrees fifty-four minutes fifteen seconds (134E 54'15") to the aforesaid western official street line of Barrington Street, for a distance of fourteen feet and fourteen hundredths of a foot (14.14') to the said official northern street line of Duke Street;

THENCE westwardly along the said proposed northern street line of Duke Street for a distance of two hundred twenty-six feet and seventy-four hundredths of a foot (226.74');

THENCE westwardly by a deflection angle to the right of seven degrees seven minutes thirty seconds (07E 07'30") for a distance of eighty feet and sixty-three hundredths of a foot (80.63');

THENCE westwardly by a deflection angle to the left of seven degrees seven minutes thirty seconds (07E 07'30") for a distance of eighty-one and ninety-four hundredths of a foot (81.94');

THENCE southwestwardly by a deflection angle to the left twelve degrees forty-eight minutes fifteen seconds (12E 48'15'') for a distance of forty-five feet and twelve hundredths of a foot (45.12');

THENCE westwardly by a deflection angle to the right of twelve degrees forty-eight minutes fifteen seconds (12E 48'15") for a distance of twenty-three feet (23');

THENCE northwestwardly by an internal angle of one hundred thirty-five degrees thirty-six seconds (135E 00'36”) to the said official northern street line of Duke Street for a distance of fourteen feet and fourteen hundredths of a foot (14.14') to the official eastern street line of Market Street;

THENCE northwardly along the said proposed eastern street line of Market Street for a distance of eight hundred seventy-nine feet and twenty-eight hundredths of a foot (879.28') to the official southern street line of Cogswell Street;

Legal Description                                                                                           Page 2

THENCE eastwardly along the said proposed southern street line of Cogswell Street for a distance of one hundred eighty-nine feet and ninety-six hundredths of a foot (189.96’) to the beginning of a curve to the right having a radius of one hundred ninety-eight feet and sixty-eight hundredths of a foot (198.68');

THENCE in a generally southeastwardly direction along the said curve to the right have a radius of one hundred ninety-eight feet and sixty-eight hundredths of a foot (198.68') being the official southwestern street line of Cogswell for a distance of one hundred seventy-three feet and ninety-six hundredths of a foot (173.96’) to the end of the aforesaid curve to the right having a radius of one hundred ninety-eight feet and sixty-eight hundredths of a foot (198.68’);

THENCE continuing southwardly along the said official southwestern street line of Cogswell Street for a distance of one hundred two feet and thirty-nine hundredths of a foot (102.39') to the beginning of a second curve to the right having a radius of one hundred forty-two feet and thirty-two hundredths of a foot (142.32');

THENCE southeastwardly and southwardly along the said second curve to the right having a radius of one hundred forty-two feet and thirty-two hundredths of a foot (142.32') being the official southwestern street line of Barrington Street for a distance of ninety-six feet and sixteen hundredths of a foot (96.16') to the end of the aforesaid second curve to the right having a radius of one hundred forty-two feet and thirty-two hundredths of a foot (142.32’);

THENCE southwardly along the official western street line of Barrington Street for a distance of two hundred ninety-nine feet and twenty-one hundredths of a foot (299.21') to the western official street line of Barrington Street;

THENCE southwardly along the said western street line of Barrington Street for a distance of fifty-four feet and forty-one hundredths of a foot (54.41');

THENCE continuing southeastwardly along the said official southwestern street line of Cogswell Street for a distance of one hundred two feet and thirty-nine hundredths of a foot (102.39') to the beginning of a second curve to the right having a radius of one hundred forty-two feet and thirty-two hundredths of a foot (142.32').

Initials Landlord

Tenant

SCHEDULE "C-10"

1.00                         LANDLORD'S WORK

1.01	The Duke Tower Expansion Area shall be turned over to the Tenant by the Landlord on an

"As-is, Where-is" basis.

2.00	TENANT'S WORK

2.01	The Tenant Shall Supply to the Demised Premises:

(a)	All internal partitioning, including decorating.

(b)	All electrical and telephone outlets, light switching and the necessary wiring from the electrical room. Minimum light switching 1 switch for each 900 square feet.

(c)	All special air-conditioning, heating and ventilation requirements over and above the Building standard including all operational costs associated therewith.

(d)	All plumbing and mechanical changes, subject to the prior written approval of the Landlord.

(e)
All other special requirements, such as telephone conduit and service, additional or relocation of lighting fixtures and wiring made necessary by the Tenant's plan, all subject to final approval of the Landlord.

(f)	Supply and installation of electrical and water meters to computers or other specialized equipment.

Initials Landlord

Tenant

SCHEDULE “D-1”
DUKE TOWER

1.00                         TAXES

1.01	In this Schedule

(a)	"TAX" means all taxes, rates, duties and levies payable by the Landlord in respect of the Building and the Lands described in Schedule "B" of the Lease, upon which the Demised Premises are located.

(b)
If "TAX" as herein defined increases by reason of any installation made in or upon, or any alterations made in or upon the Demised Premises by the Tenant, the Tenant shall pay the amount of such increase as Additional Rent.

(c)
The Tenant shall pay the Landlord as Additional Rent the "Tenant's Proportionate Share of  "Tax" which shall be the proportion thereof equal to the product obtained by multiplying "Tax" by a fraction the numerator of which is the floor area of the Demised Premises and the denominator of which is the aggregate of all Rentable Space in the Building of which the Demised Premises form a part.

(d)
The Landlord shall determine the appropriate percentage of municipal taxes and fire protection rates payable by the Landlord in respect of the Building and the Lands described in Schedule "B" of the Lease.

(e)
The Tenant covenants to pay to the Landlord as Additional Rent at the same times and in the same manner as the Tenant's Proportionate Share of tax, defined in paragraph 1.01 (c) of this Schedule, the Tenant's proportionate share of all business occupancy tax from time to time payable by the Landlord in respect of the Common Areas of the Building.

1.02
The Landlord reserves the right to Invoice the Tenant for their proportionate share of taxes on the same basis and manner upon which the Landlord is invoiced for such taxes as contained in this Schedule, by the Taxing Authority. The Tenant agrees to pay as Additional Rent such taxes as determined aforesaid within thirty (30) days of the Landlord rendering its account for same to the Tenant.

1.03
The Tenant for covenants to pay as and when they fall due all taxes and rates charged in connection with the occupancy of the Demised or assessed or levied in respect of any business or other activity carried on upon the Demised Premises or in respect of the Tenant's property, fixtures or equipment and to indemnify and reimburse the Landlord upon demand for any of such taxes which may be assessed to and payable by or paid by the Landlord.

Initials Landlord

Tenant

SCHEDULE “E-1”
DUKE TOWER

1.00         OPERATING COSTS

(a)
The Tenant agrees to pay to the Landlord, as Additional Rent, a proportionate share determined in the manner prescribed In this Clause of the Operating Costs of the Building, which the Landlord deems to be applicable to the operation of the Building.

The Landlord covenants and agrees that the following shall be excluded from the proportionate share of Operating Costs payable by the Tenant:

i)	premise cleaning;
ii)	Base Building HVAC; and
iii)	Electricity, which shall be separately metered, separately billed and payable by the Tenant at its sole responsibility.

(b)
"Operating Costs" shall, for the purpose of this Clause, include amounts paid or allocated by the Landlord or by others on behalf of the Landlord for the operation of the Building and for complete maintenance, repair and janitorial services for the Building or components therein and Land or components thereon provided that if the Building is less than one hundred percent (100%) occupied during any part of a calendar year, Operating Costs shall mean the amount obtained by adjusting the actual Operating Costs for such calendar year to a one hundred percent (100%) Building occupancy level, such adjustment to be made by adding to the actual Operating Costs during such calendar year such additional costs as would have been incurred if the Building had been one hundred (100%) percent occupied.  Without limiting the generality of the foregoing, Operating Costs shall include, without duplication; the costs of all repairs required in the maintenance of the Building, electricity not otherwise chargeable to the Tenant, air-conditioning and window cleaning, all fire, casualty, liability and other insurance, the amount paid under service contracts with Independent contractors, salaries, wages and other remuneration and the costs of benefits paid to employees of the Landlord engaged in administering, operating and maintaining the Building the fair market rental value, prevailing from time to time, of space occupied by the Landlord's agents or employees for administrative, supervisory or management purposes relating to the Building and the Land and all other expenses paid or payable by the Landlord in connection with the operation of the Building but excluding taxes and capital expenditures, excepting those amounts expended of a capital nature, which in the Landlord's opinion will reduce energy consumption or improve efficiency for the purpose of reducing Operating Costs.  Any provision for depreciation on or in respect of the Building, interest on debt or capital retirement of debt and any amounts directly chargeable by the Landlord to any tenant or tenants of the Building or the proceeds realized by the Landlord from any Insurance claims made by the Landlord in connection with repairs or rebuilding done by the Landlord, will be excluded in computing Operating Costs.

(c)	There shall be included in Operating Costs, management and/or administration fees equal to fifteen percent (15%) of Clause 1:00 (b) above.
(d)
The Tenant's Proportionate Share shall be the same proportion of the Operating Costs of the Building which the Landlord deems to be applicable to the operation of the Building as the total floor area of the Demised Premises bears to the total floor area of the Rentable Space in the Building.

(e)
Prior to the beginning of each calendar year or as soon thereafter as possible, the Landlord shall furnish the Tenant with a statement showing an estimate of Operating Costs.  The Tenant shall pay to the Landlord the Tenant’s Proportionate Share of the said estimated cost in equal monthly installments on the first day of each month throughout the calendar year. Regulation

(f)
Within a reasonable period of time following the end of each calendar year, the Landlord shall furnish the Tenant with an audited statement of the actual Operating Costs of the Building which the landlord deems to be applicable to the operation of the Building thereof and the actual amount thereof payable by the Tenant, showing in reasonable detail all information relevant and necessary to the exact calculation and determination thereof.  If such amount is greater or less than the payment on account thereof made by the Tenant, adjustments will be made between the parties hereto within thirty (30) days after delivery of such statement.

Initials Landlord

Tenant

SCHEDULE "I"

EXISTING PREMISE EQUIPMENT DUKE TOWER EXPANSION AREA

The Tenant shall have the exclusive use of all of the equipment located in the Premises and the Landlord shall provide the equipment in ‘as is, where is' condition without warrantee.  The Tenant shall be responsible for maintenance, repair and replacement of all said equipment.  At the expiry of the Term, the Tenant shall not be responsible for removing the equipment and it shall remain in 'as is, where is’ condition.  The following Is a summary of the equipment:

Equipment includes, but not limited to, the following:

1.           500 KVA generator;
2.           850 gallon fuel tank;
3.           650 lb preactlon fire suppression system;
4.           two (2) A/C Liebart units — one (1) at 1,485 lbs and one (1) at 1,470 Ibs; one TRANE A/C unit — one at 360 pounds;
5.           one (1) water detection panel;
6.           one (1) graphic annunicator;
7.           one (1) fire alarm panel;
8.           all roof top units dedicated to the Duke Tower Expansion Area for which Tenant shall contract a maintenance agreement and provide Landlord with a copy.

For clarity, all equipment to be maintained and repaired by the Tenant is listed on the plans by Campbell Corneau Engineering and Site Plus Inc. dated 00/AU/14 Project #200600D.

Initials Landlord

Tenant